Exhibit 5.1

Our ref                JMW/KAT/1053601/0002

Quotient Limited

28 Esplanade

St Helier

Jersey JE2 3QA

30 June 2022

Dear Sirs and Mesdames

Quotient Limited (the “Company”): Registration under the US Securities Act of 1933, as amended (the “Securities Act”) of (A) an aggregate of 769,585 ordinary shares automatically added to the shares for issuance under the Quotient Limited 2014 Stock Incentive Plan; and (B) ordinary shares that may be issued upon the vesting and settlement of 67,668 restricted share units and 112,780 performance-based restricted share units and the exercise of 45,112 share options

1.	Background

1.1

The Company has asked us to provide this Opinion in connection with the filing of a Form S-8 Registration Statement (the “Registration Statement”) in relation to (A) the registration of an aggregate of 769,585 ordinary shares of no par value in the Company (those shares, the “Shares”) that were automatically added to the number of shares authorized for issuance under the Quotient Limited 2014 Stock Incentive Plan, as amended and restated (the “Plan”) pursuant to the “evergreen” provision contained therein; and (B) the registration of the Shares that may be issued upon the vesting and settlement of up to 67,668 restricted share units (“RSUs”), the vesting and settlement of up to 112,780 performance-based restricted share units (the “PSUs”) and the exercise of up to 45,112 share options (“Share Options”) (the RSUs, PSUs and the Share Options together, the “Inducement Awards”).

1.2

In this Opinion “non-assessable” means, in relation to a share in the share capital of a Jersey company, that the purchase price for which the Company agreed to issue and sell that share has been paid in full to the Company, so that no further sum is payable to the Company or its creditors by any holder of that share solely because of being the holder of such share.

1.3

Under the Plan, the Company may from time to time grant options and other awards (together, “Awards”) relating to the Shares to employees, directors, consultants, advisors and other individuals upon whose judgment, initiative and efforts the successful conduct and development of the Company’s business largely depends (each such person being a “Participant”).

Quotient Limited

30 June 2022

1.4

The Shares form the total amount of ordinary shares that may be issued under the Inducement Awards to an individual grantee (the “Grantee”) and such Inducement Awards are to be issued to the Grantee, as applicable, pursuant to:

1.4.1

an option award agreement to be entered into between the Company and the Grantee, pursuant to which the Grantee shall have the option of purchasing up to 45,112 ordinary shares in the capital of the Company; (the “Share Option Agreement”);

1.4.2

an RSU agreement to be entered into between the Company and the Grantee, pursuant to which such RSUs shall vest over time (subject to the conditions therein) and shall be settled by way of issue of 1 ordinary share in the capital of the Company per RSU held (up to 67,668) (the “RSU Agreement”);

1.4.3

a performance-based restricted share unit award agreement to be entered into between the Company and the Grantee, pursuant to which PSUs shall vest (subject to the conditions therein) and shall be settled by way of issue of 1 ordinary share in the capital of the Company per PSU held (up to 112,780 ) (the “PSU Agreement”) (the Share Option Agreement, the RSU Agreement and the PSU Agreement, together the “Share Agreements”); and

1.4.4	an employment agreement between the Grantee and the Company dated 27 June 2022 (the “Employment Agreement”).

1.5	We should like to make the following observations:

1.5.1

We have not been responsible for investigating or verifying the accuracy of the facts (including statements of foreign law), or the reasonableness of any statement of opinion or intention, contained in or relevant to any document referred to in this Opinion, or that no material facts have been omitted therefrom, save as expressly set out herein.

1.5.2

We express no opinion as to whether the Documents as defined below, singular or together, contain all the information required by the Securities Act and/or any other applicable foreign laws, regulations, orders or rules nor whether the persons responsible for the Documents, the Securities Act and/or any other applicable foreign laws, regulations, orders or rules have discharged their obligations thereunder.

Quotient Limited

30 June 2022

2.	Documents examined

2.1	For the purposes of this Opinion we have examined and relied on the following (each a “Document” and together, the “Documents”):

2.1.1	the Registration Statement in the form in which it is to be filed with the US Securities and Exchange Commission;

2.1.2	the form of the Plan approved by the directors of the Company on 22 July 2020 and the shareholders of the Company on 29 October 2020;

2.1.3	the Employment Agreement and forms of the Share Agreements, of which we have examined copies;

2.1.4	the following resolutions;

(a)

the minutes recording the resolutions of the directors of the Company stated as passed on 29 April 2022 approving, inter alia, the underlying Inducement Awards pursuant to the Employment Agreement and ancillary steps; and

(b)

the minutes recording the resolutions of the remuneration committee of the Company stated as passed on 7 April 2022 approving, inter alia, the underlying Inducement Awards pursuant to the Employment Agreement and ancillary steps.

2.1.5

the public records of the Company available for inspection on the web-site of the Registrar of Companies in Jersey (the “Registrar of Companies”) on the date of this Opinion, and the public records of the Company which were provided to us in copy by a representative of the Registrar of Companies by email dated 30 June 2022 (the “Public Records” and such inspections, the “Public Records Searches”);

2.1.6	a copy of the certificate of incorporation of the Company (the “Certificate of Incorporation”);

2.1.7	a copy of the consent issued to the Company pursuant to the Control of Borrowing (Jersey) Order 1958 as amended dated 1 January 2017 (the “COBO Consent”);

2.1.8	a copy of the memorandum and articles of association of the Company (together, the “Memorandum and Articles of Association” and such articles of association, the “Articles of Association”); and

2.1.9	a certificate of a Director of the Company (the “Director’s Certificate”).

2.2	We have not examined or relied on any other documents for the purpose of this Opinion.

3.	Assumptions

3.1	For the purposes of giving this Opinion we have relied on the following assumptions:

3.1.1	that the Plan has been, and will at all times be, operated in accordance with its terms;

Quotient Limited

30 June 2022

3.1.2	that the Company’s board of directors (or a duly authorised committee or such persons as a duly authorised committee may appoint in accordance with the terms of the Plan):

(a)	will duly authorise and grant all Awards relating to Shares to be granted; and

(b)

will resolve to satisfy all Awards relating to Shares to be granted by the Company in a manner consistent with their fiduciary duties and in accordance with the terms of the Plan and the Company’s articles of association;

3.1.3

that a meeting of the Company’s board of directors (or a duly authorised committee thereof) has been, or will be, duly convened and held at which it was, or will be, resolved to allot and issue the relevant Shares to the relevant Participant;

3.1.4

that no allotment and issue of Shares will result in any limit on the number of shares the Company is permitted to issue pursuant to its memorandum of association being exceeded (it being noted that, as at the date of this Opinion, the memorandum of association of the Company permits it to issue an unlimited number of shares);

3.1.5	that all Shares have been, or will be, duly allotted and in accordance with the Company’s articles of association;

3.1.6

that each party (other than the Company as a matter of Jersey law) has or had at the relevant time the necessary capacity, power, authority and intention and has or had at the relevant time obtained all necessary agreements, consents, licences or qualifications (whether as a matter of any law or regulation applicable to it or any contractual or other obligation binding upon it) to enter into the documents to which it is a party and that each such party has duly authorised, executed and delivered those documents and that those documents have been duly dated and (where applicable) delivered;

3.1.7	that the COBO Consent examined by us is a true, complete and accurate copy of the consent relating to the Company and is in full force and effect at the date of this Opinion;

3.1.8

that the copies of the Certificate of Incorporation and Memorandum and Articles of Association examined by us are true, complete and accurate copies of the Certificate of Incorporation and Memorandum and Articles of Association that are in full force and effect at the date of this Opinion and that there are no:

(a)	special resolutions; or

(b)	resolutions or agreements which have been agreed to by, or which effectively bind, members of the Company,

that affect, override or amend the Memorandum and Articles of Association, other than as appear in the Public Records;

Quotient Limited

30 June 2022

3.1.9	the genuineness and authenticity of all signatures, initials, stamps and seals on all documents and the completeness and conformity to original documents of all copies examined by us;

3.1.10	due compliance with all matters of the laws of the Netherlands by which law the Employment Agreement is expressed to be governed and construed;

3.1.11

that the Employment Agreement constitutes the legal, valid and binding obligation of the Company and the other parties to the Employment Agreement, enforceable in accordance with their terms, under the laws of the Netherlands;

3.1.12	that the definitive Share Agreements entered into are substantially consistent with the forms of the Share Agreements reviewed by us;

3.1.13	that there is no provision of the law or regulation of any jurisdiction other than Jersey that would have any adverse implication in relation to the opinions expressed in this Opinion;

3.1.14

that the choice of the laws of Jersey and the Netherlands to govern the Share Agreements and Employment Agreement, respectively, was bona fide (for example not made with any intention of avoiding provisions of the law with which the transaction(s) documented or contemplated by the Documents has/have the closest and most real connection) and legal and there is no reason for avoiding that choice of law on grounds of public policy;

3.1.15

that all documents or information required to be filed or registered by or in relation to the Company with the Registrar of Companies have been so filed or registered and appear on the Public Records and are accurate and complete;

3.1.16	that we have been provided with copies or originals of all documents that are relevant to the Documents and/or that might affect the opinions expressed in this Opinion;

3.1.17

that in resolving that the Company approve and enter into the Share Agreements and Employment Agreement and the transactions documented or contemplated by the Share Agreements and Employment Agreement and the issue of the Inducement Awards as appropriate, the directors of the Company (or the duly authorised committee thereof) were acting with a view to the best interests of the Company and were otherwise exercising their powers in accordance with their duties under all applicable laws and the Company remains solvent (meaning that the Company will be able to discharge its liabilities as they fall due) after entering into the Share Agreements and Employment Agreement and the transactions documented or contemplated by the Share Agreements and Employment Agreement;

Quotient Limited

30 June 2022

3.1.18

the absence of bad faith, fraud, coercion, duress, misrepresentation, mistake or undue influence by, on the part of or on behalf of, or suffered by, any of the parties to the Share Agreements or their respective directors, officers, employees, agents, representatives, partners, shareholders and advisers or any other relevant person;

3.1.19	the accuracy and completeness of the Director’s Certificate, and of all statements as to matters of fact contained in the other documents referred to in this paragraph, as at the date of this Opinion;

3.1.20

the Company is not carrying on a business that is regulated by Jersey law so that it is (or ought to be) subject to the terms of one or more other consents, licences, permits or equivalent under such regulatory legislation; and

3.1.21	that each of the above assumptions is accurate at the date of this Opinion and has been and will be accurate at all other relevant times.

3.2	We have not independently verified the above assumptions.

4.	Opinion

As a matter of Jersey law, and on the basis of and subject to the above and the qualification below, we are of the opinion that:

(i)

any Shares to be allotted and issued to a Participant under the Plan in settlement of an Award or otherwise pursuant to the Plan will be validly issued, fully paid and non-assessable upon the receipt in full by the Company of all amounts payable by the Participant under the Plan in respect of such Award and/or such Shares and entry of the name of the Participant as the holder of those Shares in the Company’s register of members;

(ii)

upon the exercise of the Share Options pursuant to the Share Option Agreement, the updating of the Register of Members of the Company to reflect the Grantee as the registered holder of their Shares and the receipt by the Company of payment for their Shares pursuant to the terms of the Share Option Agreement by the Grantee, the Shares will have been duly authorised and validly issued and will be fully paid and non-assessable;

(iii)

upon the vesting of the RSUs pursuant to the RSU Agreement and the updating of the Register of Members of the Company to reflect the Grantee as the registered holder of their Shares, the Shares issued pursuant to the RSU Agreement will have been duly authorised and validly issued and credited as fully paid and non-assessable; and

Quotient Limited

30 June 2022

(iv)

upon the vesting of the PSUs pursuant to the PSU Agreement and the updating of the Register of Members of the Company to reflect the Grantee as the registered holder of their Shares, the Shares issued pursuant to that PSU Agreement will have been duly authorised and validly issued and credited as fully paid and non-assessable.

5.	Qualification

5.1

Upon the vesting of the RSUs under the RSU Agreement and the PSUs under the PSU Agreement, subject to the conditions therein, and the issuance of the equivalent Shares under the RSU Agreement and the PSU Agreement, the directors of the Company will transfer the determined cause (value) of those Shares to the stated capital account of the Company pursuant to Article 39A of the Companies (Jersey) Law 1991 (the “CJL”).

5.2

The register of members of a Jersey company is prima facie evidence of any matters which are by the CJL directed or authorised to be inserted in it. The CJL requires that the register of members of a Jersey company includes, amongst other things, the name and address of every member and, where he or she is a member because he or she holds shares in the company, the number of shares held by the member and, in the case of shares which are not fully paid, the amount remaining unpaid on each share.

6.	Governing Law, Limitations, Benefit and Disclosure

6.1	This Opinion shall be governed by and construed in accordance with the laws of Jersey and is limited to the matters expressly stated herein.

6.2

This Opinion is limited to matters of Jersey law and practice as at the date hereof and we have made no investigation and express no opinion with respect to the law or practice of any other jurisdiction.

6.3

We assume no obligation to advise you (or any other person who may rely on this Opinion in accordance with this paragraph), or undertake any investigations, as to any legal developments or factual matters arising after the date of this Opinion that might affect the opinions expressed herein.

6.4	This Opinion is addressed to the Company in connection with the registration of the Shares under the Registration Statement.

6.5

We consent to the filing of a copy of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated by the U.S. Securities and Exchange Commission under the Securities Act.

Yours faithfully

/s/ Carey Olsen Jersey LLP

Carey Olsen Jersey LLP